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                                                                      Exhibit 11

                 Statement of Computation of Per Share Earnings

         Set forth below is the basis for the computation of earnings per share for periods shown.


                                              Years Ended December 31,
                                      ---------------------------------------
February 13, 2006                        2005          2004            2003
                                      ---------        -------        -------
Earnings Per Common Share
Basic                                $     0.63       $   1.33       $   0.17
Average Shares Outstanding            1,647,645        822,250        822,250
Diluted                              $     0.62       $   1.33       $   0.17
Average Shares Outstanding            1,672,928        822,250        822,250